EXHIBIT 99.5

ENTERPRISE PRODUCTS PARTNERS L.P.
RECAST OF SELECTED FINANCIAL DATA FOR THE
THREE MONTHS ENDED MARCH 31, 2009 AND JUNE 30, 2009

Enterprise Products Partners L.P.
Supplemental Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the	For the
	Three Months	Three Months
	Ended	Ended
	March 31,	June 30,
	2009	2009
Revenues	$4,886.9	$5,434.3
Costs and expenses:
Operating costs and expenses	4,376.6	5,024.5
General and administrative costs	34.9	46.1
Total costs and expenses	4,411.5	5,070.6
Equity in earnings of unconsolidated affiliates	7.4	9.6
Operating income	482.8	373.3
Other income (expense):
Interest expense	(152.5)	(158.5)
Other, net	1.2	0.8
Total other expense	(151.3)	(157.7)
Income before provision for income taxes	331.5	215.6
Provision for income taxes	(16.0)	(3.1)
Net income	315.5	212.5
Net income attributable to noncontrolling interests	(90.2)	(25.9)
Net income attributable to Enterprise Products Partners L.P.	$225.3	$186.6

Net income allocated to:
Limited partners	$186.3	$147.0
General partner	$39.0	$39.6
Per unit data (fully diluted): (1)
Earnings per unit	$0.41	$0.32
Average LP units outstanding (in millions)	452.7	458.5

(1)   For purposes of computing diluted earnings per unit, we used the provisions of Emerging Issues Task Force 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships.

Enterprise Products Partners L.P.
Supplemental Condensed Operating Data – UNAUDITED
($ in millions)
	For the	For the
	Three Months	Three Months
	Ended	Ended
	March 31,	June 30,
	2009	2009
Gross operating margin by segment:
NGL Pipelines & Services	$350.9	$363.8
Onshore Natural Gas Pipelines & Services	161.9	121.2
Onshore Crude Oil Pipelines & Services	50.5	42.1
Offshore Pipelines & Services	61.3	(1.1)
Petrochemical & Refined Products Services	89.5	96.1
Total gross operating margin	714.1	622.1
Adjustments to reconcile gross operating margin to
operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(196.4)	(200.5)
Impairment charges included in operating costs and expenses	--	(2.3)
Operating lease expense paid by EPCO in operating
costs and expenses	(0.2)	(0.1)
Gain from asset sales and related transactions in operating costs and expenses	0.2	0.2
General and administrative costs	(34.9)	(46.1)
Operating income	$482.8	$373.3

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,121	1,993
NGL fractionation volumes (MBPD)	441	459
Equity NGL production (MBPD)	114	118
Fee-based natural gas processing (MMcf/d)	3,104	2,714
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	10,339	10,672
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	645	750
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,542	1,460
Crude oil transportation volumes (MBPD)	126	244
Platform natural gas processing (MMcf/d)	777	753
Platform crude oil processing (MBPD)	3	10
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	90	100
Propylene fractionation volumes (MBPD)	68	67
Octane additive production volumes (MBPD)	5	10
Transportation volumes, primarily petrochemicals and refined products (MBPD)	841	788
Total, net:
NGL, crude oil, petrochemical and refined products transportation volumes (MBPD)	3,733	3,775
Natural gas transportation volumes (BBtus/d)	11,881	12,132
Equivalent transportation volumes (MBPD) (2)	6,860	6,968

(1)   Operating rates are reported on a net basis, taking into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.